Exhibit 99.1

Second Quarter 2009

Conference Call Script

May 6, 2009

Martie Zakas, Introduction and Safe Harbor Statement

Good morning everyone, and thank you for joining us today as we discuss Mueller Water Products’ results for the 2009 second quarter. We issued our press release reporting results of operations for the three months ended March 31, 2009 yesterday afternoon, and a copy of it is available on our Web site.

Mueller Water Products had 115.6 million shares outstanding at March 31, 2009.

With us on the call this morning are Greg Hyland, our chairman, president and CEO, and Evan Hart, our CFO.

In our press release and on this call, we reference certain non-GAAP financial measures, which are derived from GAAP financial measures. These non-GAAP measures are provided because they are used by the financial community. We believe these measures will assist in assessing the Company’s underlying performance for the periods being reported. There are limitations to these non-GAAP measures, and reconciliations between non-GAAP and GAAP financial measures are included in the supplemental information within our press release. This morning, we will refer to adjusted income (loss) from operations, adjusted net income (loss), adjusted EPS and adjusted EBITDA and EBITDA loss, all of which exclude the impairment and restructuring charges in fiscal 2009 and 2008. These numbers are provided in the press release.

On today’s call we will make forward-looking statements in accordance with the Safe Harbor Provision of the Securities Litigation Reform Act of 1995. Remarks containing words such as “expect,” “believe,” “anticipate” and “project” constitute forward-looking statements. They are not guarantees, and such statements involve risks and uncertainties that could cause actual results to differ materially from these statements. Please see our Form 10-K for the fiscal year ended September 30, 2008 for a discussion of these risks.

This morning’s call is being recorded and webcast live on the Internet. The archived webcast, along with the corresponding slides we are presenting this morning, will be available in the Investor Relations section of our Web site, www.muellerwaterproducts.com, for at least 90 days after the presentation.

The slides related to this morning’s call are available to help illustrate the quarter’s results. In addition, we will be filing a copy of this morning’s call’s prepared remarks on Form 8-K.

After the prepared remarks, we will open the call to questions from our dial-in participants.

I’ll now turn the call over to Greg.

Greg Hyland:

Thank you Martie and good morning everyone.

We appreciate you joining us this morning as we discuss our results for the second quarter fiscal 2009. I’ll begin today with a brief overview of the quarter. Evan Hart will then follow up with a detailed financial report, after which I’ll update you on key drivers influencing our business and our outlook. We will then open up the call for your questions.

Net sales for the 2009 second quarter were $322.2 million, down 23.6% year-over-year. Adjusted loss from operations in the second quarter was $5.1 million, and adjusted net loss per share was $0.13. Adjusted operating margin in the second quarter was a negative 1.6% and adjusted EBITDA margin was 5.8% for the quarter. Excluded from these results are non-cash impairment charges of $570.9 million and restructuring charges of $42.2 million which Evan will discuss in detail.

Demand for our products continued to deteriorate in the second quarter from the first, which we had expected and which we discussed on last quarter’s call. Net sales for the second quarter were down 12.4% from the first quarter.

Traditionally, the second quarter is the lowest quarter for end market demand for our water infrastructure products due to seasonality. This year, this situation was magnified by a continued deterioration in residential construction and little movement in the municipal markets. Additionally, we believe most of our distributors completed their de-stocking programs in the second quarter and maintained those lower inventory levels throughout the quarter.

We also saw an acceleration of declining demand from the non-residential construction end market, which primarily affects our Anvil business.

As a result, our consolidated shipment volumes were down $36.5 million and 9.9% from the first quarter fiscal year 2009 and $124.4 million or 29.5% year-over-year.

During the quarter, we significantly cut back production in order to lower inventories. We continued to reduce costs as we implemented further headcount reductions, restructured certain manufacturing operations at U.S. Pipe’s North Birmingham manufacturing facility, and implemented other actions that we will discuss later in this call.

Despite a substantial decline in volume, we were able to generate positive cash flow in the second quarter. Additionally we have further reduced our overall cost structure, which will continue to enhance our earnings power when demand in our markets improves.

I’ll now turn the call over to Evan Hart who will discuss our financial results, including our debt and liquidity position. I will then come back and provide an outlook for the second half of fiscal 2009.

Evan Hart – Financial Summary

Good morning everyone. I’ll first review the consolidated results and then discuss segment performance. The results I will be discussing exclude the impact of the second quarter 2009 non-cash impairment charge and restructuring charge, which I will discuss after presenting segment performance.

Consolidated net sales of $322.2 million in the 2009 second quarter decreased $99.4 million year-over-year. Net sales decreased due to lower shipment volumes of $124.4 million across all business segments and $8.0 million in unfavorable Canadian currency exchange rates, which were partially offset by $33.0 million of price increases primarily implemented in fiscal 2008.

Gross profit was $54.9 million in the 2009 second quarter, a decrease of $43.9 million, compared to $98.8 million in the 2008 second quarter. Gross margin was 17.0% compared to 23.4% in the prior year period. Gross profit decreased primarily due to lower volume of $39.3 million, higher raw material costs of $10.5 million and $34.4 million due to under-absorbed overhead from lower production. Gross profit was partially offset by higher sales pricing of $33.0 million and manufacturing cost savings of $8.8 million.

Adjusted loss from operations for the quarter of $5.1 million decreased $34.6 million from the prior year period adjusted income from operations of $29.5 million. 2009 second quarter adjusted income from operations was negatively impacted by lower shipment volumes of $39.3 million, under-absorbed overhead of $34.4 million and higher raw material costs of $10.5 million. This was partially offset by higher sales pricing of $33.0 million, manufacturing cost savings of $8.8 million and reduced selling, general and administrative expenses of $9.3 million.

Second quarter 2009 adjusted operating loss and adjusted EBITDA margins of negative 1.6% and positive 5.8%, respectively, compare with the 2008 second quarter adjusted income margin of 7.0% and adjusted EBITDA margin of 12.4%.

Selling, general, and administrative expenses were $60.0 million in the 2009 second quarter compared with $69.3 million in the 2008 second quarter. This decline was the result of cost saving actions and lower shipment volumes.

Interest expense, net of interest income, declined $1.5 million to $16.6 million in the 2009 second quarter compared to $18.1 million in the 2008 second quarter. Gross interest expense totaled $16.9 million in the 2009 second quarter compared with $19.1 million in the prior year quarter. Gross and net interest expenses were down year-over-year due to lower interest rates and lower average net debt outstanding.

In the 2009 second quarter, primarily due to the very limited income tax benefit associated with the goodwill impairment, the effective tax rate was 10.7%. Excluding goodwill impairment, the effective tax rate for the second quarter would have been approximately 38% compared to the federal statutory rate of 35%. The effective tax rate for the second quarter of fiscal 2008 was approximately 42%.

Adjusted net loss per share was $0.13 in the 2009 second quarter compared to adjusted net income per share of $0.06 in the 2008 second quarter. The 2009 adjusted second quarter results exclude $4.77 per share related to impairments and restructuring. The 2008 adjusted second quarter results exclude $0.01 per share of restructuring charges associated with the previously announced closure of U.S. Pipe’s manufacturing facility in Burlington, New Jersey.

I’ll now move on to segment performance.

Net sales for the Mueller Co. segment were $114.8 million in the 2009 second quarter, compared to $168.9 million in the prior year quarter. Lower shipment volumes of $62.2 million and $1.5 million of unfavorable Canadian currency exchange rates were partially offset by higher pricing of $9.6 million. Unit shipment volumes of iron-gate valves, fire hydrants, and brass service products declined about 45% in the quarter.

Adjusted income from operations of $2.6 million and adjusted EBITDA of $15.8 million in the 2009 second quarter compare to income from operations of $27.4 million and EBITDA of $39.7 million in the 2008 second quarter. Adjusted income from operations was reduced primarily by $23.2 million of lower shipment volumes, $15.4 million of under-absorbed overhead due to lower production and $4.1 million of higher raw material costs. This was partially offset by higher sales pricing of $9.6 million, manufacturing cost savings of $5.6 million and $2.8 million of reduced selling, general and administrative expenses.

Net sales for the U.S. Pipe segment were $93.2 million in the 2009 second quarter, compared to $114.2 million in the prior year quarter. The net sales decrease was primarily attributable to $31.9 million of lower shipment volumes, partially offset by $10.9 million of higher pricing.

In the 2009 second quarter, adjusted loss from operations was $10.9 million and adjusted EBITDA loss was $4.7 million. These results compare to adjusted loss from operations of $1.3 million and adjusted EBITDA of $4.1 million in the 2008 second quarter. The 2009 second quarter results were negatively impacted by $7.9 million due to lower shipment volumes and $12.8 million of under-absorbed overhead due to lower production. Higher sales pricing of $10.9 million more than offset higher raw material costs of $3.0 million. Additional benefits in the quarter included manufacturing cost savings of $2.1 million and reduced selling, general and administrative expenses of $2.5 million.

Net sales for the Anvil segment were $114.2 million in the 2009 second quarter, compared to $138.5 million in the prior year quarter. The net sales decline was driven primarily by $30.3 million of lower shipment volumes and $6.5 million of unfavorable Canadian currency exchange rates. This decline was partially offset by higher sales pricing of $12.5 million.

Adjusted income from operations of $12.1 million and adjusted EBITDA of $16.5 million in the 2009 second quarter compare to income from operations of $12.9 million and EBITDA of $17.9 million in the 2008 second quarter. Income from operations decreased principally due to $8.2 million of lower shipment volumes, $6.2 million of under-absorbed overhead due to lower production and $3.4 million of higher raw material costs, which were partially offset by higher sales pricing of $12.5 million, lower selling, general and administrative expenses of $3.4 million and manufacturing cost savings of $1.1 million.

Free cash flow, which is cash provided by operating activities less capital expenditures, was $8.1 million in the 2009 second quarter. This compares to negative free cash flow of $15.7 million for the second quarter 2008. The increase in cash flow was primarily attributable to our working capital management principally due to lower inventories.

At March 31, 2009, net debt totaled $934.6 million, which is total debt of $1 billion, $87.7 million less cash on hand of $153.1 million.

Total debt at March 31, 2009 was comprised of our $420 million senior subordinated notes at a fixed rate of 7 3/8%; $141.6 million of Term A debt at LIBOR + 175 basis points; $524.1 million of Term B debt at LIBOR + 175 basis points; and $2.0 million of capital leases and other.

Our scheduled principal repayments are minimal over the next three fiscal years, with $6.2 million due in the remainder of fiscal 2009 and $19.5 million due in each of fiscal 2010 and 2011. Our first significant debt repayments are not scheduled until 2012 when our Term A debt matures.

At the end of the second quarter, our leverage ratio in accordance with our 2007 credit agreement, which is net debt to EBITDA, was 4.27x, below the maximum leverage ratio of 5.0x. Our only other maintenance covenant is interest coverage, which was 3.25x at March 31, 2009, above the minimum interest coverage of 2.5x.

We were in compliance with these financial covenants at March 31, 2009. Based on our current expectations, we believe that we will not remain in compliance with these financial covenants. We have initiated discussions with the administrative agent under our 2007 Credit Agreement to seek relief in connection with these financial covenants by June 30, 2009. We currently believe that we will be able to successfully amend our 2007 Credit Agreement in advance of that date; however, there can be no assurance that we will be able to do so.

We anticipate that our existing cash, cash equivalents and borrowing capacity combined with our expected operating cash flows will be sufficient to meet our anticipated operating expenses, capital expenditures, pension contributions and scheduled debt service obligations as they become due.

The Company reported a non-cash goodwill impairment charge of $400 million in the 2009 first quarter subject to additional fair value analysis. At that time, any additional impairment charge was not expected to exceed $200 million. During the 2009 second quarter, however, the Company’s common stock began trading at prices significantly lower than prior quarters, especially in the second half of the quarter. This lower market capitalization for the Company as a whole prompted additional impairment testing. The Company’s additional 2009 second quarter goodwill impairment testing led to the conclusion that all of its remaining goodwill was fully impaired and other indefinite lived intangible assets at Mueller Co. were partially impaired. Consequently, during the 2009 second quarter, the Company recorded additional goodwill impairment charges of $376.8 million for Mueller Co. and $92.7 million for Anvil. The impairment charge for the other indefinite lived intangible assets at Mueller Co. was $101.4 million and the remaining carrying value for these assets at March 31, 2009 was $263.0 million. The Company’s other intangible assets of $418.9 million were not impaired as there was sufficient undiscounted future cash flows to support these carrying values.

These impairment charges are non-cash items and therefore will not result in any cash expenditures and will not affect the Company’s cash position, tax payments, cash flows from operating activities, free cash flow, liquidity position or availability under its credit facilities. Furthermore, these charges are excluded from all of the Company’s financial results in evaluating compliance with financial covenants under its credit agreement.

Also, during the 2009 second quarter, the Company restructured manufacturing operations at its U.S. Pipe North Birmingham facility. These actions resulted in a non-cash charge of $38.5 million, primarily for property, plant and equipment. Additionally, the Company incurred $3.5 million of severance charges related to headcount reductions throughout the organization.

I’ll now turn the call back over to Greg.

Greg Hyland – Final Remarks

Thanks, Evan.

As we look at the second quarter the biggest factor impacting our results was the continued fall off in market demand, which not only impacted our net sales but also caused us to lower our production levels even further. We also continued to take aggressive actions to reduce our manufacturing capacity and the overall costs in our businesses.

With respect to market demand, looking at our water infrastructure business, shipments for our Mueller-branded fire hydrants, valves, and brass products dropped almost 50% year-over-year, and ductile iron pipe shipments dropped almost 40%. These drops in shipments were the result of the continued decline in residential construction and frozen municipal spending. However, we don’t believe the year-over-year drop is entirely attributable to the drop off in end market demand due to two factors. First, last year, distributors placed orders in advance of our February 1st price increase on valves and hydrants. We did not have a price increase this year. Second, we believe most of our distributors completed their de-stocking programs this quarter and then maintained those lower inventory levels.

For our Anvil business, shipment volume dropped 22% as we saw the drop off in spending on non-residential construction accelerate in the quarter.

We did benefit in the quarter from higher pricing year-over-year in all business units. In the second quarter of fiscal 2009, the average sales price per ton of ductile iron pipe was 27% higher year-over-year. The prices for valves and hydrants continue to be about 10% - 12% higher year-over-year. And prices for Anvil products were on average about 9% higher year-over-year. For the quarter, all business units covered raw material cost increases with higher pricing on a year-over-year basis.

During the quarter we significantly adjusted our production schedules to help ensure that we would reduce inventories and generate positive free cash flow.

Our Mueller Co. valve, fire hydrant and brass manufacturing facilities operated only 66% of the available days in the quarter and average unit production dropped about 55% in the quarter year-over-year.

U.S. Pipe manufacturing facilities operated only 70% of the available days in the second quarter and tons produced dropped 43% in the quarter year-over-year.

While inventories dropped $25.7 million in the second quarter from our first quarter levels, the associated drop in production to achieve these lower inventory levels increased under-absorbed overhead. The cost of this under-absorbed overhead negatively impacted our second-quarter earnings and will negatively impact third-quarter earnings as well. Sequentially, under-absorbed overhead costs were $26.1 million higher this quarter as compared to first quarter, and on a year-over-year basis, we incurred $34.4 million in higher under-absorbed overhead costs in this quarter.

During the quarter, we continued to take actions to reduce our overall cost structure. We lowered headcount by nearly 600 positions; year-to-date in fiscal 2009, we have reduced our workforce by about 15%. Also during the quarter we restructured our North Birmingham ductile iron pipe manufacturing facility, essentially reducing capacity of that plant by 50%. As Evan mentioned, we incurred a $38.5 million non-cash restructuring charge. We believe that this action will reduce costs by $17 million on an annualized basis. We expect to achieve about $8 million of that savings in the second half of fiscal 2009. As a result of the restructuring actions to date this fiscal year at U.S. Pipe, we have reduced capacity by more than 20% and have lowered our break- even production level.

We implemented a number of other cost-saving actions in the quarter in response to the downturn in the economy and its impact on our markets. Beyond the temporary plant shutdowns and headcount reductions we have already discussed, we implemented temporary pay reductions of 20% for members of the Company’s board of directors and most of our executive officers, as well as lesser reductions in base pay and/or reduced workweeks for other salaried employees. We also suspended the Company’s match on our 401(k) plans through the end of the calendar year.

Manufacturing costs and SG&A expenses for all of Mueller Water Products were $18.1 million lower this quarter as compared to second quarter 2008.

Now let’s look at the second half of our fiscal year.

We believe that the second quarter represents a low point in demand in our addressed water infrastructure market. First of all, we expect to see a seasonal uptick in the second half of the fiscal year. Secondly, while housing starts may deteriorate a little further, we believe demand for our products has hit bottom. We believe our shipments to this segment in the last two quarters were minimal. As we stated earlier, we believe our Mueller Co. and U.S. Pipe distributors have completed their de-stocking programs. We expect that they will attempt to maintain their inventories well below last year’s levels.

The big question for us remains what will happen to municipal spending. We estimate that, prior to September 2008, demand from this segment was growing at about 10% annually. However, we believe that over the last seven months, municipal spending has been paralyzed. Initially, it stalled due to the liquidity crisis, including a closed municipal bond market. Then, we believe most activity was suspended when the possibility of a stimulus package was first announced and remained so even after the bill was signed into law in February primarily due to confusion over certain provisions, especially the Buy America clause.

We are seeing early signs that municipal spending may be starting to thaw. This is the first quarter in the last five quarters that our ductile iron pipe public bid quotations has not declined on a year-over-year basis. The EPA has just recently provided some clarity concerning implementation of the Buy America clause that had been causing confusion. Therefore, we expect that American Recovery and Reinvestment Act spending for drinking water may soon begin to make its way into the market. The direct dollars coming from this Act are very small when compared to the overall need. In the past, federal funding has accounted for less than 3% of total funding for drinking water projects. We expect that our products will be used in some of the specific projects that receive federal funding, but more importantly, we believe that once those dollars start flowing, it could open up additional projects that have been delayed due to the uncertainty. From a timing perspective, we anticipate that it will be at least the fourth quarter of the fiscal year before we begin shipping any products to stimulus-funded projects.

I want to make sure that our comments about the water infrastructure market are kept in context. Our shipments into the residential construction market have been minimal the past two quarters. So we do not expect to fall below minimal; however, keep in mind that in fiscal 2008 we estimate that 30% of total Mueller Water Products sales were to this segment. It accounted for approximately 40% of our total water infrastructure sales. So, we believe that it will be a long recovery, and that we will be at the bottom for some time since we expect to lag the rebound in housing starts.

Concerning municipal spending, we do expect to see positive movement in this segment relative to the last seven months; however, demand has been very depressed, so it is positive movement from a very low base. We expect that it will take a while before we see demand equal to that which we saw in fiscal 2008.

So while we believe that water infrastructure spending for our products hit a low point this quarter, we expect that it will be a slow recovery.

As I said earlier, we saw an accelerating drop in demand from non-residential construction in the second quarter, and Anvil experienced a 22% drop in volume. As we look at the second half of the fiscal year, we believe that, on a year-over-year basis, non-residential construction spending will be down comparably. Economic forecasts from Ivy Zelman and McGraw-Hill Dodge project a 20% decline in non-residential construction spending for the calendar year.

As I mentioned earlier, we did see higher pricing on a year-over-year basis in all three business segments. However, we are beginning to see some price deterioration, especially at U.S. Pipe. While the average price-per-ton was 27% higher this quarter than in the second quarter of fiscal 2008, in the first quarter of this fiscal year, the average price-per-ton was 37.5% higher than a year ago. The average price-per-ton for ductile iron pipe dropped 7% in the second quarter from the first quarter. And the average price from December through March dropped 12%. We expect that prices could continue to deteriorate in the third quarter.

Pricing for our valves and hydrants has been more stable but we have seen some recent downward pressure. In this environment, we believe that we could see that downward price pressure continue. We will do what is necessary to maintain our market share.

In fiscal year 2008, we were very aggressive in implementing price increases in our Anvil business in response to escalating raw material costs. We expect as raw material costs have been declining that prices may also decline; however, we do expect that prices will remain higher on a year-over-year basis.

The cost of raw materials flowing through our cost of goods sold is declining. On a year-over-year basis, these costs were $10.5 million higher in the second quarter, whereas in the first quarter they were $40.0 million higher.

Specifically, the purchase price of scrap iron at U.S. Pipe in April was $159 per ton, a 68% decline from a year ago. For Mueller Co., purchases of scrap iron declined sharply during the quarter with prices paid in March falling 60% below the peak price paid in July 2008. The current purchase price of brass ingot is down 39% from a year ago and 45% from its peak.

There is a timing difference between when we purchase raw materials and when we sell the related finished goods to our customers because we use the first-in, first-out method of determining cost of sales. It will be several quarters before we realize the full benefit of this decline in raw material costs due to the significant drop in volume and reduced production.

Specifically, for the third quarter, the biggest impact on our financial results will be volume decline and the impact of under-absorbed overhead associated with both the decline in volume and our aggressive cut back in production in the last two quarters. We anticipate the increased year-over-year cost of under-absorbed overhead to be comparable to the second quarter increase of about $35 million.

We expect consolidated operating income to be close to break even, and we expect U.S. Pipe to be in an operating loss position in the third quarter.

In addition, we are tightly managing capital expenditures which we now project to be in the range of $40 to $45 million. We expect to generate positive free cash flow for the full year.

Other key variables for fiscal 2009 are: corporate spending estimated to be between $40 and $42 million. Our effective income tax rate, excluding goodwill impairment, is estimated to be between 38% and 40%. We estimate 2009 net interest expense to be within the range of $68 to $71 million under the terms of our existing credit facility.

As Evan mentioned, we have initiated discussions with our lead banks under our 2007 Credit Agreement to seek relief in connection with the financial covenants. We currently believe that we will be able to successfully amend our 2007 Credit Agreement, but as you know, we can provide no assurance that we will be able to do so.

In summary, we believe demand in our water infrastructure markets hit their low point this quarter, although we will continue to have tough year-over-year comparisons and expect a slow recovery. Demand from residential construction will likely require a long recovery period, but we do expect to see positive movement in the municipal market. Non-residential construction, the primary market for our Anvil products, is forecasted to decline further. We will continue to reduce capacity and other costs in this business segment.

We are currently at that stage of the cycle where we are being severely impacted by decremental margins. We are taking actions, such as the restructuring of U.S. Pipe’s manufacturing operations in North Birmingham, to reduce capacity and lower our break-even point. We will realize the benefits of positive operating leverage when our production volumes and shipments increase.

Our primary focus remains on generating positive free cash flow and managing our controllable expenses while maintaining our quality, market-leading positions, the reputation of our brands, and service to our customers.

Again, as a reminder, the prepared remarks from this morning’s call are being filed as an 8-K. With that, I’ll open it up for questions.